Exhibit 10.2

M&F WORLDWIDE CORP. 2005
LONG TERM INCENTIVE PLAN

FORM OF AWARD AGREEMENT FOR PARTICIPATING EXECUTIVES
OF CLARKE AMERICAN CORP.

THIS AWARD AGREEMENT is made as of the 15th day of December, 2005, between M&F Worldwide Corp. (‘‘M&F’’), Clarke American Corp. (the ‘‘Company’’), and              (the ‘‘Participant’’).

WHEREAS, M&F has adopted the M&F Worldwide Corp. 2005 Long Term Incentive Plan (the ‘‘Plan’’) for, among other things, the purpose of providing certain key executives of the Company a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company; and

WHEREAS, pursuant to the Plan, the Compensation Committee of the Board of Directors of M&F (the ‘‘Committee’’) has determined to grant an award to the Participant subject to the terms, conditions and limitations provided herein and in the Plan (the ‘‘Award’’).

NOW, THEREFORE, the parties hereto agree as follows:

1.    Certain Definitions.    As used in this Agreement, the following terms shall have the meanings as set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan:

(a)    ‘‘Award Term’’ means the period beginning on January 1, 2006 and ending on December 31, 2008.

(b)    ‘‘Change of Control’’ shall have the meaning ascribed to such term in the Indenture dated as of December 15, 2005 among the Company, The Bank of New York, and the other parties thereto.

(c)    ‘‘Consolidated EBITDA’’ is the Performance Measure under this Agreement and means the consolidated net income of the Company for the applicable Fiscal Year plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such Fiscal Year, the sum of (i) income tax expense, (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions (to the extent not already captured in interest expense), discounts and other fees and charges associated with indebtedness, (iii) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (iv) any extraordinary non-cash expenses or losses, (v) any costs and expenses incurred in connection with the acquisition of the Company by M&F or another Affiliate, (vi) any auditing, legal, reporting or administrative expenses incurred by the Company in complying with the Sarbanes-Oxley Act of 2002, as amended, or other reporting obligations required by securities laws applicable to publicly traded corporations (except to the extent such expenses are of a type historically charged to the business in the ordinary course), and (vii) all restructuring costs and minus (i) to the extent included in the statement of such consolidated net income for such period, the sum of (a) interest income, (b) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business), and (c) income tax credits (to the extent not netted from income tax expense) and (ii) any cash payments made during such period in respect of items described in clause (iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of consolidated net income, all as determined on a consolidated basis, all of the foregoing to be determined by the Committee with a view to consistency with management projections disclosed as presented to M&F in that certain Confidential Management Presentation dated August 2005. Consolidated EBITDA will be adjusted by the Committee, as appropriate, for material acquisitions or dispositions of any business or assets of or by the Company or its subsidiaries.

(d)    ‘‘Cumulative Consolidated EBITDA’’ means the sum of Consolidated EBITDA earned in each Fiscal Year during the Award Term.

(e)    ‘‘Fiscal Year’’ means the fiscal year of the Company, which is the period January 1 through December 31.

(f)    ‘‘Grant Date’’ means January 1, 2006, which is the date on which the Award is granted to the Participant.

(g)    ‘‘LTIP Bonus Pool’’ shall have the meaning set forth in Section 4.

(h)    ‘‘Payout’’ means the amount determined under Section 4.

(i)    ‘‘Payment Value’’ shall have the meaning set forth in Section 2.

(j)    ‘‘Targeted Consolidated EBITDA’’ shall have the meaning set forth on Schedule A attached hereto.

(k)     ‘‘Targeted Cumulative Consolidated EBITDA’’ shall have the meaning set forth on Schedule A attached hereto.

(l)    ‘‘Vesting Date’’ shall mean December 31, 2008.

2.    Grant of Award.

(a)    Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Participant’s Payment Value shall be [    ]% of the LTIP Bonus Pool for the Award Term. The LTIP Bonus Pool shall be determined in the manner set forth in Sections 3 and 4 hereof.

(b)    This Agreement shall be construed in accordance with, and subject to, the terms of the Plan (the provisions of which are incorporated herein by reference); provided, that, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of this Agreement shall govern.

3.    Determination of Payout.    As soon as practicable after the end of the Award Term, the Committee shall determine the total amount of Cumulative Consolidated EBITDA earned by the Company during the Award Term. The LTIP Bonus Pool shall equal 20% of Cumulative Consolidated EBITDA earned by the Company in excess of Targeted Cumulative Consolidated EBITDA, provided, however if actual Consolidated EBITDA earned in 2008 is less than Targeted Consolidated EBITDA for 2008, then such LTIP Bonus Pool shall be reduced by application of the following formula :    (A) * ((B)/(C)) whereby:

(A)  means the LTIP Bonus Pool (prior to reduction),

(B)  means actual Consolidated EBITDA earned in 2008, and

(C)  means Targeted Consolidated EBITDA for 2008.

The formula described in the immediately preceding sentence shall be the Performance Goal under this Agreement. Subject to the vesting and termination of employment provisions set forth in Sections 5 and 6, the Participant shall be entitled to a payment equal to his or her Payment Value multiplied by the LTIP Bonus Pool (such amount referred to as the ‘‘Payout’’).

4.    Vesting; Payment of Payout.

(a)    Except as set forth in Section 5, the Payout shall vest on the Vesting Date, provided that the Participant is employed with the Company on such date.

(b)    The Payout shall be paid as soon as practicable following vesting, but in no event on a date that is more than two and a half months from the Vesting Date (the date of such Payout, the ‘‘Payout Date’’).

(c)    The Payout shall be paid by the Company in cash.

5.    Termination of Employment; Change in Control.

(a)    Except as provided below, the Payout shall be forfeited upon a termination of employment for any reason prior to the Vesting Date. The Payout shall also be forfeited if the Participant is terminated by the Company for Cause after the Vesting Date but prior to the Payout Date.

(b)    Upon a termination of employment by reason of the Participant’s death or by the Company due to Disability prior to the Payout Date, the Participant (or the Participant’s estate, as applicable) shall be entitled to receive on the Payout Date a payment equal to the Payout multiplied by a fraction, the numerator of which is the number of days from January 1, 2006 through the date on which the Participant’s employment is terminated and the denominator of which is the number of days in the Award Term.

(c)    If a Change of Control occurs prior to the Vesting Date, the Committee, in its sole discretion, may determine the Payout based on performance through the date of the Change of Control as if the date of the Change of Control was the last day of the Award Term, in which case the Participant shall receive, as soon as reasonably practicable following such Change of Control a payment equal to the Payout determined by the Committee multiplied by a fraction, the numerator of which is the number of days from January 1, 2006 through the date of the Change of Control and the denominator of which is the number of days in the Award Term.

6.    Tax Withholding.    The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local tax withholding requirements, and the Company shall have the right to withhold from the Payout or from any other compensation owing to the Participant such amount as may be necessary in the opinion of the Company to satisfy all such taxes.

7.    No Right to Employment.    Neither the Plan nor this Agreement shall confer on the Participant any right to continued employment with the Company, M&F or any Affiliate.

8.    Modification of Agreement.    Except as set forth in the Plan and herein, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

9.    Severability.    Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

10.    Governing Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principle.

11.    Successors in Interest.    This Agreement shall inure to the benefit of and be binding upon any successor to the Company and M&F. This Agreement shall inure to the benefit of the Participant’s heirs, executors, administrators and successors. All obligations imposed upon the Participant and all rights granted to the Company and M&F under this Agreement shall be binding upon the Participant's heirs, executors, administrators and successors.

12.    Entire Agreement.    This Agreement, together with the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and the parties acknowledge and agree that the Award provided for herein is in lieu and full satisfaction of the Company’s obligations pursuant to Section 3.2.2 of the Employment Agreement among the Company, CA Investment Corp. and the Participant dated as of October 31, 2005.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

M&F WORLDWIDE CORP.

By:
Name: Todd J. Slotkin
Title:    Executive Vice President and Chief Financial Officer

CLARKE AMERICAN CORP.

By:
Name: Charles Dawson
Title:    President and CEO

PARTICIPANT:

By:
Name: